Exhibit 99.1

Aurinia Appoints Two New Board Directors with Deep Experience in BioPharma Leadership, Commercial Strategy, Mergers and Acquisitions and Advancing Therapeutic Pipelines

Dr. Karen Smith and Jeffrey A. Bailey joined Aurinia’s Board of Directors August 18, 2023

Dr. Daniel G. Billen appointed Chair of the Board of Directors

EDMONTON, Alberta—August 21, 2023—Aurinia Pharmaceuticals Inc. (NASDAQ: AUPH) (“Aurinia” or the “Company”) today announced that its Board of Directors has appointed two new directors. Dr. Karen Smith and Jeffrey A. Bailey joined the board of directors of the Company effective August 18, 2023, bringing with them decades of combined leadership experience in the pharmaceutical and biotech industry.

After conducting a broad search for new directors from a diverse and qualified pool of candidates, Dr. Smith and Mr. Bailey rose to the top because their distinguished careers provide highly valuable and relevant experience for Aurinia’s Board of Directors. The selection process included working with Korn Ferry, a global organizational talent firm, to identify and screen multiple qualified candidates.

“We are thrilled to have Dr. Smith and Mr. Bailey join Aurinia’s Board of Directors. Both Dr. Smith and Mr. Bailey have served on boards that have had successful outcomes, including sales, mergers, and partnerships. Both candidates expressed a clear vision for Aurinia’s forward direction, strategy, and governance, if a sale is not the outcome of the ongoing strategic review process. We welcome their fresh perspectives, diverse expertise, and valuable insights to lead Aurinia into the future,” said Dr. Daniel G. Billen, Aurinia’s newly appointed Chair of the Board of Directors.

Dr. Karen Smith, MD, PhD, MBA, LLM, is a biotech and pharmaceutical executive, board director and clinical and scientific advisor. In addition to the growth and creation of R&D pipelines, Dr. Smith’s successful record of business development includes acquisitions, divestitures, and partnership deals. Over the last 20 years, Dr. Smith has held various President, Chief Executive Officer, and Chief Medical Officer roles. She has built companies from the ground up and is a strong advocate for women in science and diversity in the boardroom. Dr. Smith currently serves on the boards of Sangamo Therapeutics, Talaris Therapeutics, and Capstan Therapeutics. Previously, Dr. Smith served on the boards of Forward Pharma A/S, Sucampo, Acceleron Pharma, and Antares Pharma, all of which were successfully acquired.

Jeffrey A. Bailey has significant pharmaceutical and biotech leadership experience, with expertise in supply chain, commercial, finance, business development, and product development. He has deep experience managing shareholder expectations and company objectives to achieve a successful outcome. Mr. Bailey has held multiple President, Chief Executive Officer, and leadership roles at biotech and pharmaceutical companies where he oversaw improvements in strategic operations and led the organizations through successful acquisitions. Since 2020, Mr. Bailey has served as Chairman of the Board at Tekla Capital Management, a registered investment adviser with four, multi-billion dollar, closed-end funds that predominately invest in the securities of public and private healthcare companies. He has also been Chairman of the Board of Aileron Therapeutics since 2017. Mr. Bailey began his career in 1984 at the Johnson & Johnson Family of Companies where he earned successive leadership roles over the course of 20 years. He holds a degree in Business Administration from Rutgers University in New Brunswick, NJ.

Dr. Daniel G. Billen has over 40 years of experience in the commercialization of pharmaceutical and biotech products both in Europe and North America. He started with Janssen Pharmaceuticals, first in its Belgian headquarters in cardiovascular global marketing and later launching multiple products in the Canadian market. Dr. Billen joined Amgen as the first General Manager leading their Canadian operations. He moved to Amgen’s headquarters in California to lead the U.S. Commercial Operations and later served as Vice President/General Manager of the combined Nephrology and Inflammation business and Vice President of Global Commercial Initiatives with a focus on the evolving U.S. payer landscape. Dr. Billen also had an advisory role to Lumira Ventures, a capital venture company. Dr. Billen received his Ph.D. in chemistry from the University of Louvain in Belgium and has been on Aurinia’s board since April 2019.

About Aurinia
Aurinia Pharmaceuticals is a fully integrated biopharmaceutical company focused on delivering therapies to treat targeted patient populations with a high unmet medical need that are impacted by autoimmune, kidney and rare diseases. In January 2021, the Company introduced LUPKYNIS® (voclosporin), the first FDA-approved oral therapy dedicated to the treatment of adult patients with active lupus nephritis. The Company’s head office is in Edmonton, Alberta, its U.S. commercial office is in Rockville, Maryland. The Company focuses its development efforts globally.

Investor Contact:
ir@auriniapharma.com

Media Inquiries:
Andrea Christopher,
Corporate Communications Director, Aurinia
achristopher@auriniapharma.com